Exhibit 10.3

AMENDED & RESTATED

SECOND AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN HOMES 4 RENT, L.P.

DESIGNATION OF SERIES C CONVERTIBLE UNITS

May 22, 2013

Pursuant to Section 4.2 and Section 14.1.B of the Agreement of Limited Partnership of American Homes 4 Rent, L.P., as amended (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance to American Homes 4 Rent, LLC (“AH LLC”) of Series C Convertible Units (as defined below) of American Homes 4 Rent, L.P. (the “Partnership”) in exchange for the contribution by AH LLC of approximately 2,770 single family homes with an estimated value of $492 million (the “Properties”):

1. Designation and Number. A series of Partnership Units designated the “Series C Convertible Units” is hereby established. The number of authorized Series C Convertible Units shall be 31,085,974.

2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this amendment to the Partnership Agreement (the “Second OP Amendment”) shall have the meanings specified below:

“Aggregate Cost” of a Property or Properties means the amount(s) set forth in the column under the heading “Aggregate Cost” on Exhibit B to the Contribution Agreement.

“Available Cash” shall have the meaning provided in the Partnership Agreement.

“Base Amount” means $15.50 per Series C Convertible Unit.

“Class A Units” means the Partnership’s Class A Units.

“Contribution Agreement” means the Contribution Agreement dated as of February 25, 2013 by and among AH LLC, American Homes 4 Rent, a Maryland real estate investment trust, the Partnership, and AH 4R Properties Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of AH LLC.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Family Member” means as to any Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister and any limited liability company or inter vivos or testamentary trusts (whether revocable or irrevocable) of which only such Person, his or her spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister are initial income beneficiaries.

“Management Fee” means the management fee payable by the General Partner pursuant to the Advisory Management Agreement with an affiliate of AH LLC dated November 21, 2012, or any similar fee payable pursuant to any future management agreement with any affiliate of AH LLC.

“Person” means an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association, limited liability company or any other individual or entity in its own or any representative capacity.

“Properties Available Cash” means, with respect to any period for which such calculation is being made,

(a)	all cash revenues and funds received by the Partnership with respect to the Properties (excluding the proceeds of any Capital Contribution, unless otherwise determined by the General Partner in its sole and absolute discretion) plus the amount of any reduction (including, without limitation, a reduction resulting because the General Partner determines such amounts are no longer necessary) in reserves of the Partnership with respect to the Properties, which reserves are referred to in clause (b)(ii) below;

(b)	less the sum of the following (except to the extent made with the proceeds of any Capital Contribution), each with respect to the Properties only:

i.	all cash expenditures made or accrued by the Partnership during such period (including, but not limited to, capital expenditures (other than those paid directly by AH LLC), property operating expenses, and property management fees, and excluding all general and administrative expenses of the Partnership and the Management Fee), and

ii.	the amount of any increase in reserves established during such period which the General Partner determines is necessary or appropriate consistent with prior practice related to the operation of the Properties.

Notwithstanding the foregoing, after commencement of the dissolution and liquidation of the Partnership, Properties Available Cash shall not include any cash received or reductions in reserves and shall not take into account any disbursements made or reserves established.

“Series C Convertible Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series C Convertible Unit Return” shall have the meaning provided in Section 5(a).

“Scheduled Rental Income (Annualized)” of a Property or Properties means the amount(s) set forth in the column under the heading “Scheduled Rental Income (Annualized)” on Exhibit B to the Contribution Agreement.

“Valuation” of a Property or Properties means the amount(s) set forth in the column under the heading “Valuation” on Exhibit B to the Contribution Agreement.

3. Maturity. The Series C Convertible Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4. Priority; Transfer Restrictions. Subject to the provisions of this Second OP Amendment, upon liquidation, dissolution or winding up of the Partnership, the Series C Convertible Units:

(a) shall automatically convert into Class A Units in the Partnership as provided in Sections 7(a) and (b) below; and

(b) with respect to distributions, shall be entitled to:

i.	full cumulative accrued distributions on the Series C Convertible Units equal to the Series C Convertible Unit Return for all past distribution periods and the current accruing distribution period as of the date of the commencement of the liquidation, dissolution or winding up, plus

ii.	assets distributed to Class A Units upon liquidation, dissolution or winding up, but not any arrears dividends paid to Class A Units.

Except with respect to transfers by and between Family Members, or by and between a limited liability company that is a holder of Series C Convertible Units and its members or by and between such members, a holder of Series C Convertible Units shall not be entitled to transfer his or her Series C Convertible Units until the time of and in connection with the conversion of the Series C Convertible Units into Class A Units as provided in Section 7 below.

5. Distributions.

(a) The holders of Series C Convertible Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, solely out of funds of the Partnership legally available for payment of distributions, quarterly cash distributions equal to the Properties Available Cash, up to a maximum rate of 3.9% per annum of the Base Amount per unit (equivalent to a maximum annual amount of $0.6045 per unit) (the “Series C Convertible Unit Return”). Distributions on the Series C Convertible Units shall be payable no more frequently than quarterly on or about the 15th day of each January, April, July and October of each year (each, a “Series C Convertible Unit Distribution Payment Date’’); provided, however, if any Series C Convertible Unit Distribution Payment Date is not a business day, then the distribution which would otherwise have been payable on such Series C Convertible Unit Distribution Payment Date may be paid on the next succeeding business day with the same force and effect as if paid on such Series C Convertible Unit Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Series C Convertible Unit Distribution Payment Date to such next succeeding business day. “Business day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. A “distribution period” shall mean the period commencing from, and including, the Series C Convertible Unit Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date. The initial distribution period shall be the period from, and including, the date of original issue of any Series C Convertible Units to, but excluding, March 31, 2013. The amount of any distribution payable on the Series C Convertible Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series C Convertible Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the last business day of the calendar quarter prior to the applicable Series C Convertible Unit Distribution Payment Date or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than ten days prior to such Series C Convertible Unit Distribution Payment Date (each, a “Distribution Record Date”).

(b) Distributions on the Series C Convertible Units shall accrue from (and including) the date of original issue of any Series C Convertible Units only to the extent that with respect to the period for which such calculation is being made,

i.	Properties Available Cash is greater than $0; and

ii.	Year-to-date, (A) distributions actually paid to the holders of Series C Convertible Units, plus (B) accrued but unpaid distributions to the holders of Series C Convertible Units, is less than the Series C Convertible Unit Return for such year-to-date period, where the maximum distribution (paid and/or accrued) with respect to a fiscal year is $0.6045 per Series C Convertible Unit. Accrued but unpaid distributions on Series C Convertible Units will accumulate as provided in Section 5(h).

(c) If Properties Available Cash is less than $0 with respect to any period for which a distribution calculation is being made, such negative cash amount shall be applied to the calculation of distributions on the Series C Convertible Units with respect to all future distribution periods until such negative cash amount has been exhausted.

(d) No distributions on the Series C Convertible Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(e) Notwithstanding anything to the contrary contained herein, distributions on the Series C Convertible Units will accrue in accordance with Section 5(b) whether or not the restrictions referred to in Section 5(d) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(f) Except as provided in Sections 5(g) and/or 5(j) below, no distribution of Properties Available Cash shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to Partnership Units (other than Series C Convertible Units) for any period, unless full cumulative accrued distributions on the Series C Convertible Units equal to the Series C Convertible Unit Return for all past distribution periods (but not the current accruing distribution period) shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(g) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series C Convertible Units, all distributions declared on the Series C Convertible Units shall be declared pro rata so that the amount of distributions declared per Series C Convertible Unit shall in all cases bear to each other the same ratio that accrued distributions per Series C Convertible Unit bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series C Convertible Units which may be in arrears.

(h) Holders of Series C Convertible Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of the Series C Convertible Unit Return as provided above. Any distribution made on the Series C Convertible Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remains payable. Accrued but unpaid distributions on Series C Convertible Units will accumulate as of the Series C Convertible Unit Distribution Payment Date on which they first become payable.

(i) For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

(j) Notwithstanding anything else in herein, no distribution of Properties Available Cash shall be declared and paid or set apart for payment to holders of the Series C Convertible Units (but such distributions shall accrue in accordance with Section 5(b)) if the General Partner determines, in its sole and absolute discretion and consistent with the qualification of the General Partner Entity as a REIT, to distribute Properties Available Cash to the General Partner in an amount to make distributions to the General Partner’s shareholders that will enable the General Partner to satisfy the requirements for qualification as a REIT under the Code and Regulations.

6. Voting Rights. The Series C Convertible Units will vote on all Partnership matters with the Class A Units on a one vote per unit basis. With respect to any matter requiring the vote or approval of the holders of the Series C Convertible Units, and with respect to any communications from the holders of the Series C Convertible Units to the Partnership, or from the Partnership to the holders of the Series C Convertible Units, Tamara Hughes Gustavson, or her designated successor, shall be the representative of all of the holders of Series C Convertible Units.

7. Conversion. The holders of Series C Convertible Units collectively have a one-time right to tender all (no partial conversions are permitted) of the Series C Convertible Units for redemption and, upon such tender for redemption, the Partnership shall issue, in exchange for the Series C Convertible Units, Class A Units in the Partnership as provided in Sections 7(a) and (b) below. If the holders of Series C Convertible Units have not exercised the tender right by the earlier of (1) third anniversary of the date of original issue of the Series C Convertible Units, or (2) the date of the commencement of the dissolution, liquidation or winding up of the Partnership, then the Series C Convertible Units shall automatically convert into Class A Units in the Partnership as provided in Sections 7(a) and (b) below.

(a) If, on the date that the holders of the Series C Convertible Units exercise the tender right or, if applicable, the earlier of (1) third anniversary of the date of original issuance of the Series C Convertible Units, or (2) the date of the commencement of the dissolution, liquidation or winding up of the Partnership (the “Conversion Date”), the Properties have been “Initially Leased” (defined below) for at least 98% of the Scheduled Rental Income (Annualized) (determined on an aggregate basis), then all of the Series C Convertible Units will be converted into Class A Units on a one-for-one basis;

i.	“Initially Leased” means the first lease having a term of no less than eleven months initiated after the acquisition by AH LLC, the Partnership or any of its affiliates specifically excluding a lease in place upon acquisition of the Property until the renewal of a lease initiated by AH LLC, the Partnership or any of its affiliates.

(b) If, on the Conversion Date, the Properties have not been Initially Leased for at least 98% of the Scheduled Rental Income (Annualized) (determined on an aggregate basis), then

i.	the Series C Convertible Units issued in respect of (a) a pool of Properties that has been Initially Leased before the Conversion Date for at least 98% of the Scheduled Rental Income (Annualized) (determined on an aggregate basis) (the “Conforming Properties”), and (b) those Properties mutually agreed upon by holders of the Series C Convertible Units and the Partnership (with the consent of a majority of the independent members of the board of trustees of the General Partner) such that the pool of Properties has been leased as per Section 7(b)(i)(a) above (i.e. the sum of the Initially Leased Properties of all such Properties measured in the aggregate is 98% of their Scheduled Rental Income (Annualized)), will convert into Class A Units on a one-for-one basis; and

ii.	the Series C Convertible Units issued in respect of the remaining Properties (the “Non-Conforming Properties”) will convert into a number of Class A Units determined by dividing the Aggregate Cost of the Non-Conforming Properties by $15.50.

For purposes of the foregoing, the number of Series C Convertible Units issued in respect of a Property or Properties shall be determined by dividing their Valuation by $15.50.

8. Allocation of Profit and Loss. Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Partnership Units as provided in the Partnership Agreement, except that:

(a) for each taxable year (or portion thereof), Net Income shall be allocated first to both:

i.	the holders of the Series C Convertible Units until the holders of the Series C Convertible Units have received cumulative allocations of Net Income (or Gross Income as provided in Section 8(b) below) equal to the distributions actually paid to the holders of the Series C Convertible Units during such taxable year (or portion thereof); and

ii.	the holders of Class A Units until the holders of Class A Units have received cumulative allocations of Net Income (or Gross Income as provided in Section 8(b) below) equal to the distributions actually paid to the holders of Class A Units during such taxable year (or portion thereof).

(b) in addition to Net Income allocated as provided in Sections 8(a)(i) and (ii) above, Gross Income shall be allocated to both:

i.	the holders of the Series C Convertible Units if the General Partner determines, in its sole and absolute discretion, that the allocation of Net Income is less than the Properties Available Cash distributed to the holders of the Series C Convertible Units where the amount of Gross Income allocated to the holders of Series C Convertible Units under this Section 8(b)(i) shall be equal to:

1.	the Properties Available Cash actually distributed during such taxable year (or portion thereof) to holders of the Series C Convertible Units; minus

2.	the Net Income allocated to holders of the Series C Convertible Units for such taxable year (or portion thereof).

ii.	the holders of Class A Units if the General Partner determines, in its sole and absolute discretion, that the allocation of Net Income is less than the Available Cash distributed to the holders of Class A Units. The amount of Gross Income allocated to the holders of Class A Units under this Section 8(b)(ii) shall be equal to:

1.	the Available Cash actually distributed during such taxable year (or portion thereof) to holders of Class A Units; minus

2.	the Net Income allocated to holders of Class A Units for such taxable year (or portion thereof).

(c) for each taxable year (or portion thereof), Net Losses (including but not limited to Net Losses, if any, as a result of the allocation of Gross Income as provided in Section 8(b) above) shall be allocated to holders of the Series C Convertible Units and holders of Class A Units in an amount necessary to cause the capital accounts of the holders of the Series C Convertible Units to equal the capital accounts of the holders of Class A Units as calculated on a per unit basis.

9. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Second OP Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICAN HOMES 4 RENT

By:	/s/ David P. Singelyn
David P. Singelyn, Chief Executive Officer